Exhibit 99.1
BellRing Brands Reports Results for the First Quarter of Fiscal Year 2023; Raises Certain Fiscal Year 2023 Outlook
St. Louis - February 6, 2023 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the first fiscal quarter ended December 31, 2022.
Highlights:
•First quarter net sales of $362.7 million
•Operating profit of $75.2 million; net earnings available to common stockholders of $44.2 million and Adjusted EBITDA of $84.9 million
•Affirmed fiscal year 2023 net sales guidance of between $1.56-$1.64 billion; raises Adjusted EBITDA (non-GAAP)* guidance to $306-$325 million
•Post Holdings completes its exit of BellRing ownership
*BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
“We are pleased with our strong first quarter performance, which came in ahead of our expectations. Our shake production came in slightly higher than we forecasted, improving both internal and customer trade inventory levels and driving Premier Protein volumes back to growth. Premier Protein and Dymatize saw healthy retail consumption growth in the quarter, which has continued into January,” said Darcy H. Davenport, President and Chief Executive Officer of BellRing. “The convenient nutrition category continues to show momentum. Our new capacity expansions remain on track. Our brands are resonating with consumers and our first quarter results give us greater confidence in our full year outlook and long-term prospects.”
Dollar consumption of Premier Protein ready-to-drink (“RTD”) shakes and Dymatize United States (“U.S.”) powder products increased 15.1% and 29.9%, respectively, in the 13-week period ended January 1, 2023, as compared to the same period in 2022 (inclusive of IRI Multi Outlet including Convenience and management estimates of untracked channels).
First Quarter Operating Results
Net sales were $362.7 million, an increase of 18.3%, or $56.2 million, compared to the prior year period, driven by 15.4% improvement in price/mix and 2.9% increase in volume.
Premier Protein net sales increased 22.9%, driven by 18.0% improvement in price and 4.9% increase in volume. Premier Protein RTD shake net sales increased 21.8%, driven by 16.7% improvement in price and 5.1% increase in volume. Net sales benefited from higher average net selling prices driven by price increases to offset significant cost inflation. Higher RTD shake production, along with RTD category growth, drove underlying net sales growth. Partially offsetting this volume growth was the lapping of temporarily discontinued flavors.
Dymatize net sales increased 2.5%, driven by 21.5% improvement in price/mix, which was partially offset by 19.0% decrease in volume. Price/mix benefited from higher average net selling prices (driven by price increases to offset significant cost inflation) and favorable product mix, which was partially offset by increased promotional spending. Volume contraction was driven by lapping discontinued products and shifts in quarterly shipment timing within the international and specialty channels. These declines were partially offset by volume growth driven by new product distribution gains and promotional activities.
Gross profit was $121.8 million, or 33.6% of net sales, an increase of 32.0%, or $29.5 million, compared to $92.3 million, or 30.1% of net sales, in the prior year period. The higher gross profit margin was driven by improved pricing that offset significant cost inflation, $3.8 million of production attainment fees received in the current year period from shake contract manufacturers and lapping logistics inefficiencies in the prior year period (resulting from capacity constraints).

Selling, general and administrative (“SG&A”) expenses were $41.7 million, or 11.5% of net sales, an increase of $4.9 million compared to $36.8 million, or 12.0% of net sales, in the prior year period. SG&A expenses included $0.3 million and $2.0 million in the first quarter of 2023 and 2022, respectively, of costs incurred in connection with BellRing’s separation from Post Holdings, Inc. (“Post”), which were treated as adjustments for non-GAAP measures.
Operating profit was $75.2 million, an increase of 48.6%, or $24.6 million, compared to $50.6 million in the prior year period.
Net earnings available to common stockholders were $44.2 million, an increase of 439.0%, or $36.0 million, compared to $8.2 million in the prior year period. Net earnings available to common stockholders in the prior year period excluded $31.1 million of net earnings attributable to the Company’s redeemable noncontrolling interest (“NCI”). Net earnings per diluted share of common stock were $0.33, compared to $0.21 in the prior year period. Adjusted net earnings available to common stockholders were $44.9 million, or $0.33 per diluted share of common stock, compared to $10.1 million, or $0.26 per diluted share of common stock, in the prior year period.
Adjusted EBITDA was $84.9 million, an increase of 42.0%, or $25.1 million, compared to $59.8 million in the prior year period. Adjusted EBITDA in the prior year period included an adjustment for the portion of BellRing Brands, LLC’s (“BellRing LLC”) consolidated net earnings which was allocated to NCI in the period prior to Post’s distribution to its shareholders of 80.1% of Post’s interest in BellRing (the “Distribution” and, together with the transactions related thereto, the “Spin-off”), resulting in the calculation of Adjusted EBITDA including 100% of BellRing.
Interest and Income Tax
Interest expense, net was $16.7 million in the first quarter of 2023, compared to $8.4 million in the first quarter of 2022. The increase was primarily driven by increases in the aggregate principal amount of debt outstanding and the weighted-average interest rate, both of which resulted from the Spin-off transactions.
Income tax expense was $14.3 million in the first quarter of 2023, an effective income tax rate of 24.4%, compared to $2.9 million in the first quarter of 2022, an effective income tax rate of 6.9%. In the three months ended December 31, 2022, the increase in the effective income tax rate when compared to the prior year period was driven primarily by inclusion of 100% of the items of income, gain, loss and deduction of BellRing LLC in the period subsequent to the Spin-off. In the three months ended December 31, 2021, the effective income tax rate differed significantly from the statutory rate as a result of taking into account for U.S. federal, state and local income tax purposes its distributive share of the items of income, gain, loss and deduction of BellRing LLC in the period prior to the Spin-off.
Share Repurchases
During the first quarter of 2023, BellRing repurchased 1.8 million shares for $41.2 million at an average price of $23.33 per share, 0.9 million of which were repurchased in November in connection with a secondary offering of shares previously held by Post. As of December 31, 2022, BellRing had $28.9 million remaining under its share repurchase authorization.
Post Completes Exit of BellRing Ownership
On November 25, 2022, Post transferred all of its remaining shares of BellRing common stock to certain financial institutions in satisfaction of certain indebtedness of Post. As a result, Post no longer owns any shares of BellRing’s common stock.
Basis of Presentation
On March 10, 2022, Post’s distribution to its shareholders of 80.1% of its interest in BellRing was completed. From October 21, 2019 through March 10, 2022, BellRing allocated a portion of the consolidated net earnings of BellRing LLC to its redeemable NCI, reflecting the entitlement of Post to a portion of the consolidated net earnings. Subsequent to the Spin-off, any remaining ownership of BellRing by Post no longer represented an NCI to BellRing LLC.
Outlook
For fiscal year 2023, BellRing management continues to expect net sales to range between $1.56-$1.64 billion and has raised its Adjusted EBITDA outlook to range between $306-$325 million (resulting in net sales and Adjusted EBITDA growth of 14%-20% and 13%-20%, respectively, over fiscal year 2022). BellRing management expects fiscal year 2023 capital expenditures of approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for separation costs and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings available to common stockholders, Adjusted diluted earnings per share of common stock and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Tuesday, February 7, 2023 at 9:00 a.m. EST to discuss financial results for the first quarter of fiscal year 2023 and fiscal year 2023 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (800) 245-3047 in the United States and (203) 518-9783 from outside of the United States. The conference identification number is BRBRQ123. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website.
A replay of the conference call will be available through Tuesday, February 14, 2023 by dialing (800) 695-0671 in the United States and (402) 220-1397 from outside of the United States. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales and Adjusted EBITDA and capital expenditures outlook for fiscal year 2023. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•BellRing’s dependence on sales from its RTD protein shakes;
•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;

•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third party suppliers or manufacturers for the manufacturing of many of its products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•BellRing’s dependence on a limited number of third party contract manufacturers for the manufacturing of most of its products, including one manufacturer for the majority of its RTD protein shakes;
•the ability of BellRing’s third party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s reliance on a limited number of third party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy, labor and other supplies);
•the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of BellRing’s employees, BellRing’s ability and the ability of its third party contract manufacturers to manufacture and deliver its products, operating costs, demand for its on-the-go products and its operations generally;
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•consolidation in BellRing’s distribution channels;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;
•BellRing’s leverage, its ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•the accuracy of BellRing’s market data and attributes and related information;
•changes in estimates in critical accounting judgments;
•uncertain or unfavorable economic conditions that limit customer and consumer demand for BellRing’s products or increase its costs;
•risks related to BellRing’s ongoing relationship with Post following BellRing’s separation from Post and the Spin-off, including BellRing’s obligations under various agreements with Post;
•conflicting interests or the appearance of conflicting interests resulting from certain of BellRing’s directors also serving as officers or directors of Post;
•risks related to the previously completed Spin-off, including BellRing’s inability to take certain actions because such actions could jeopardize the tax-free status of the Distribution and BellRing’s possible responsibility for U.S. federal tax liabilities related to the Distribution;
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•risks associated with BellRing’s international business;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents and/or information security breaches;
•impairment in the carrying value of goodwill or other intangibles;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance;
•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts; and
•other risks and uncertainties described in BellRing’s filings with the Securities and Exchange Commission.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.

About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@bellringbrands.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended December 31,
	2022	2021
Net Sales	$362.7	$306.5
Cost of goods sold	240.9	214.2
Gross Profit	121.8	92.3
Selling, general and administrative expenses	41.7	36.8
Amortization of intangible assets	4.9	4.9
Operating Profit	75.2	50.6
Interest expense, net	16.7	8.4
Earnings before Income Taxes	58.5	42.2
Income tax expense	14.3	2.9
Net Earnings Including Redeemable Noncontrolling Interest	44.2	39.3
Less: Net earnings attributable to redeemable noncontrolling interest	—	31.1
Net Earnings Available to Common Stockholders	$44.2	$8.2

Earnings per share of Common Stock:
Basic	$0.33	$0.21
Diluted	$0.33	$0.21

Weighted-Average shares of Common Stock Outstanding:
Basic	134.9	39.4
Diluted	135.1	39.6

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2022	September 30, 2022

ASSETS
Current Assets
Cash and cash equivalents	$43.9	$35.8
Receivables, net	182.0	173.3
Inventories	212.7	199.8
Prepaid expenses and other current assets	15.4	12.4
Total Current Assets	454.0	421.3

Property, net	8.5	8.0
Goodwill	65.9	65.9
Intangible assets, net	198.5	203.3
Other assets	8.1	8.7
Total Assets	$735.0	$707.2

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$94.4	$93.8
Other current liabilities	54.7	49.7
Total Current Liabilities	149.1	143.5

Long-term debt	944.8	929.5
Deferred income taxes	3.6	2.2
Other liabilities	7.8	8.2
Total Liabilities	1,105.3	1,083.4

Stockholders’ Deficit
Common stock	1.4	1.4
Additional paid-in capital	8.4	7.0
Accumulated deficit	(311.4)	(355.6)
Accumulated other comprehensive loss	(2.8)	(4.3)
Treasury stock, at cost	(65.9)	(24.7)
Total Stockholders’ Deficit	(370.3)	(376.2)
Total Liabilities and Stockholders’ Deficit	$735.0	$707.2

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2022	2021
Cash provided by (used in):
Operating activities	$36.3	$(9.1)
Investing activities	(0.3)	(0.6)
Financing activities	(28.4)	(112.5)
Effect of exchange rate changes on cash and cash equivalents	0.5	—
Net increase (decrease) in cash and cash equivalents	$8.1	$(122.2)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings available to common stockholders, Adjusted diluted earnings per share of common stock and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock
BellRing believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock are adjusted for the following items:
a.Separation costs: BellRing has excluded certain expenses incurred in connection with (i) Post’s distribution of 80.1% of its interest in BellRing and (ii) secondary offerings of shares of BellRing common stock previously held by Post, as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
b.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
c.Mark-to-market adjustments on commodity hedges: BellRing has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
d.NCI adjustment: BellRing has included an adjustment to reflect the removal of non-GAAP adjustments which are attributable to redeemable NCI in the period prior to the Spin-off in the calculation of Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock, as BellRing believes this adjustment contributes to a more meaningful evaluation of BellRing’s current operating performance.
e.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization, and the following adjustments discussed above: separation costs, foreign currency gain/loss on intercompany loans and mark-to-market adjustments on commodity hedges. Additionally, Adjusted EBITDA reflects adjustments for the following items:
f.Stock-based compensation: BellRing’s compensation strategy includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.

g.Net earnings attributable to redeemable noncontrolling interest: BellRing has included adjustments for the portion of its consolidated net earnings which were allocated to redeemable NCI for the period prior to the Spin-off, allowing for the calculation of Adjusted EBITDA to include 100% of BellRing as BellRing’s management evaluates BellRing’s operating performance on a basis that includes 100% of BellRing.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions)

	Three Months Ended December 31,
	2022	2021
Net Earnings Available to Common Stockholders	$44.2	$8.2
Dilutive impact of net earnings attributable to NCI	—	0.1
Net Earnings Available to Common Stockholders for Diluted Earnings per Share	44.2	8.3

Adjustments:
Separation costs	0.3	2.0
Mark-to-market adjustments on commodity hedges	1.2	(0.3)
Foreign currency (gain) loss on intercompany loans	(0.6)	0.2
NCI adjustment	—	0.1
Total Net Adjustments	0.9	2.0
Income tax effect on adjustments (1)	(0.2)	(0.2)
Adjusted Net Earnings Available to Common Stockholders	$44.9	$10.1

(1) For the period subsequent to the Spin-off (October 1, 2022 through December 31, 2022), income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the period prior to the Spin-off (October 1, 2021 through December 31, 2021), income tax effect on adjustments was calculated on all items, except for separation costs and NCI adjustment, using a rate of 7.0%, which represents the effective income tax rate on BellRing’s distributive share from BellRing LLC. For the period prior to the Spin-off, income tax effect for NCI adjustment was calculated using a rate of 0.0%. For all periods, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF DILUTED EARNINGS PER SHARE OF COMMON STOCK
TO ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK (Unaudited)

	Three Months Ended December 31,
	2022	2021
Diluted Earnings per share of Common Stock	$0.33	$0.21

Adjustments:
Separation costs	—	0.05
Mark-to-market adjustments on commodity hedges	0.01	(0.01)
Foreign currency (gain) loss on intercompany loans	(0.01)	0.01
Total Net Adjustments	—	0.05
Income tax effect on adjustments (1)	—	—
Adjusted Diluted Earnings per share of Common Stock	$0.33	$0.26

(1) For the period subsequent to the Spin-off (October 1, 2022 through December 31, 2022), income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the period prior to the Spin-off (October 1, 2021 through December 31, 2021), income tax effect on adjustments was calculated on all items, except for separation costs and NCI adjustment, using a rate of 7.0%, which represents the effective income tax rate on BellRing’s distributive share from BellRing LLC. For the period prior to the Spin-off, income tax effect for NCI adjustment was calculated using a rate of 0.0%. For all periods, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2022	2021
Net Earnings Available to Common Stockholders	$44.2	$8.2
Income tax expense	14.3	2.9
Interest expense, net	16.7	8.4
Depreciation and amortization	5.3	5.3
Stock-based compensation	3.5	2.0
Separation costs	0.3	2.0
Mark-to-market adjustments on commodity hedges	1.2	(0.3)
Foreign currency (gain) loss on intercompany loans	(0.6)	0.2
Net earnings attributable to redeemable noncontrolling interest	—	31.1
Adjusted EBITDA	$84.9	$59.8
Adjusted EBITDA as a percentage of Net Sales	23.4%	19.5%